Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Research Corporation:

We consent to the incorporation by reference in the registration statements (File Nos. 333-120530, 333-137763, 333-137769, 333-173097, 333-189139, 333-189140, 333-189141, 333-209934, 333-226715, and 333-226716) on Forms S-8 and (File Nos. 333-120529, 333-211190, and 333-232534) on Forms S-3 of National Research Corporation of our report dated March 6, 2020, with respect to the consolidated balance sheets of National Research Corporation and subsidiary as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of National Research Corporation.

Our report dated March 6, 2020, refers to a change in the Company’s method for accounting for revenue from contracts with customers in 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended.

/s/ KPMG LLP

Lincoln, Nebraska

March 6, 2020